Exhibit 11

IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES



                              Three Months Ended        Six Months Ended
                                    June 30,                June 30,
                              1995        1994            1995        1994
                              -----       -----           -----       -----

PRIMARY
Average number of shares
outstanding                   5,626,769   5,831,359    5,622,751    5,829,190

Assumed exercise of stock
options                         100,160     102,139       94,782      104,682
                               --------   ---------     --------     --------

Total shares                  5,726,929   5,933,498    5,717,533    5,933,872
                              =========   =========    =========    =========

Net income                   $4,252,445  $4,171,174   $8,746,320   $8,360,568
                             ==========  ==========   ==========   ==========

Net income per share             $0.74        $0.70        $1.53        $1.41
                                 =====        =====        =====        =====

FULLY DILUTED

Average number of share
outstanding                   5,626,769   5,831,359     5,622,751    5,829,190

Assumed exercise of stock
options (Note 1)                110,176     102,139       104,626      104,682
                                -------     -------       -------      -------
Total shares                  5,736,945   5,933,498     5,727,377    5,933,872
                              =========   =========     =========    =========

Net income                   $4,252,445  $4,171,174    $8,746,320   $8,360,568
                             ==========  ===========   ==========   ==========

Net income per share              $0.74       $0.70         $1.53        $1.41
                                  =====       =====         =====        =====

(1) The dilutive effect of stock options is based on the treasury stock method using the higher of the average market price for the period or the period-end market price.